                                                                    Exhibit 10.2

                            GLOBALOPTIONS GROUP, INC.
                         75 Rockefeller Plaza 27th Floor
                               New York, NY 10019

CONFIDENTIAL

December 19, 2006

Jeffrey 0. Nyweide
PO Box 1426.
Manchester Center, VT 05255

                       Re: Agreement dated January 8, 2003
                and Assignment dated June 2005 (the "Agreement")

Dear Jeff:

         This letter is to amend the Agreement between GlobalOptions Group, Inc.
("Global") and you, effective as of the above date, and to extend the term of the Agreement between you and Global, through January 31, 2010.

         For the purposes of that period of time beginning from the date hereof and continuing through January 31, 2010 or earlier termination of the Agreement,
Sections 4. A and 5 are hereby deleted in their entirety and the following new
Sections 4.A. and 5 are substituted in lieu thereof:

         4.A. TERM OF AGREEMENT. The Company hereby agrees to continue the
Agreement and you hereby accept, upon the terms set forth in this Agreement, for the period commencing on the date hereof and ending upon January 31, 2010, unless otherwise terminated pursuant to the terms hereof. The term shall automatically extend for an additional one year period on the first day of the final year of the term, or any extension thereof, as the case may be, on the same terms and conditions as set forth herein, unless either the Company or you gives written notice to the other within 90 days before the first day of the final year that the term shall not automatically be extended; provided, however, that the Company and you may amend this Agreement during such 90 day period to provide for such additional or modified terms and conditions as they shall mutually agree in writing. The end of such term shall be the "Expiration Date".

         5. PAYMENT.

         5.a. Starting effective January 1, 2007, the Company shall pay you at the beginning of each month via wire transfer $27,083.33 for 2007, $29,166.67 for 2008, and $31,250 for 2009 and you shall be entitled to participate in all of the benefit plans and programs offered and paid by the Company to its executive officers. Additional time required and mutually agreed upon in advance will be at a rate of $2500 per day to be paid monthly.

Jeffrey 0. Nyweide
December 19, 2006
Page two of three

         You will be reimbursed for all out of pocket expenses for travel to the
Company's site and other travel and business expenses as required to perform the above Services. Other non-budgeted non-travel related expenses greater than
$1000 per month must be pre-approved by the Company. All expense reimbursements to be paid upon receipt by the Company.

         5.b. Starting January 1, 2007, you shall be eligible for a performance bonus payable 50% in cash and 50% in vested restricted stock established from the 2007-2009 Annual Incentive Plan, based upon mutually agreed to goals, established by the Compensation Committee formed by the Board of Directors of
GlobalOptions Group, Inc. (the "Compensation Committee"). The performance bonus and payment for 2007 - 2009 shall be based upon achieving certain goals as set forth in Exhibit 1 to this Amendment.

         5.c. You will be awarded a one-time restricted stock grant upon the execution of this Agreement in the amount of six hundred thousand (600,000)
shares subject to performance vesting under the 2007 - 2009 Annual Incentive
Plan and subject to the approval of the Long Term Incentive Plan by the stockholders. The Company will use its reasonable efforts to include all securities issued to you on a registration statement registering the resale of such securities.

         5.d. You, at your option, shall have the ability to exercise in a cashless manner any securities granted to you pursuant to the Company's 2005
Stock Option Plan, 2006 Stock Option Plan, 2006 Long-Term Incentive Plan or any
other employee benefit plan which is approved by stockholders and provides for cashless exercises, for the purpose of exercising the purchase of options and/or withholding taxes for options and/or restricted stock.

         5.e. Not withstanding anything to the contrary in this Agreement, upon a Change in Control of the Company, all stock options and restricted stock shall vest immediately upon such Change in Control and all performance conditions for any performance stock options or restricted stock shall be deemed to be met and the term to exercise any stock options will be equal to the term of the stock option originally granted.

For purposes of this Agreement, the term "Change of Control" shall mean: (i) the sale, transfer, exchange, conveyance or other disposition (other than by way of merger, consolidation, recapitalization or reorganization), in one or a series of related transactions, of all or substantially all of the assets of the
Company or more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company held by persons who are stockholders of the Company on the date hereof to any person or entity; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; or (iii) a

Jeffrey 0. Nyweide
December 19, 2006
Page three of three

merger or consolidation of the company with or into another corporation or entity or a recapitalization or reorganization of the Company if, immediately upon the consummation of such merger, consolidation, reorganization or recapitalization, the holders of the outstanding voting securities of the
Company, determined immediately prior to such merger, consolidation, reorganization or recapitalization do not immediately thereafter own more than fifty percent (50%) of the combined voting power of the merged, consolidated, reorganized or recapitalized company's outstanding securities entitled to vote generally in the election of directors.

         The Company hereby agrees during, and after termination of this
Agreement, to indemnify you and hold you harmless, both during the Term and thereafter, to the fullest extent permitted by law and under the certificate of incorporation and by-laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses
(including reasonable attorney's fees), losses, amounts paid in settlement to the extent approved by the company, and damages resulting from your good faith performance of your duties as an officer or director of the Company or any affiliate. The Company shall reimburse you for expenses incurred by you in connection with any proceeding hereunder upon written request from you for such reimbursement and the submission by you of the appropriate documentation associated with these expenses. Such request shall include an undertaking by you to repay the amount of such advance or reimbursement if it shall ultimately be determined that you are not entitled to be indemnified hereunder against such costs and expenses. The Company shall use commercially reasonable efforts to obtain and maintain directors' and officers' liability insurance covering you to the same extent as the Company covers its other officers and directors.

         Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. This amendment shall be governed and construed under the laws of the
District of Columbia.

         Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

                                                   Sincerely,

                                                   /s/ Harvey W. Schiller
                                                   -----------------------------
                                                   Harvey W. Schiller
                                                   Chairman & CEO

Agreed to:

/s/ Jeffrey 0. Nyweide
-----------------------------
Jeffrey 0. Nyweide

Date: December 19, 2006